Exhibit 99.1
While the banking industry certainly saw some extraordinary events in 2008, 2009 brought earnings challenges, credit issues, TARP, unprecedented regulatory pressures, increased FDIC assessments, unemployment increases, bank failures, and tight budgets. All in all, it may have been the toughest year that many of us in the industry can remember.
In the midst of that chaos, I watched good bankers at Croghan diligently working the credits, managing expenses, caring for our clients, and showing a lot of determination to get to the other side of the financial crisis.
In the aftermath of this economic turbulence, banking is in severe need of evolution. Most organizations’ business models are radically mismatched to what the consumer is now demanding. One thing is certain about 2009—it made us all a bit smarter about what consumers need that they’re not getting. More hands-on coaching about money. More ways to help businesses handle their finances with greater ease and less risk. More education on financial issues. More and stronger financial relationships.
As a relationship organization, we are committed to help our clients in every way we can. The banks that do this successfully will be uniquely distinguished and rewarded in the marketplace.
Croghan’s net income for the three-month period ended December 31, 2009 was $991,000, or $.58 per common share, compared to $1,090,000, or $.63 per common share, for the same period in 2008. Net income for the year ended December 31, 2009 was $3,106,000, or $1.81 per common share, compared to $4,352,000, or $2.51 per common share, for the same period in 2008. Like most banks during the past year, net income has been adversely affected by increases in the provision for loan losses, loan collection, and FDIC premium expenses. FDIC premium expense increased dramatically due to increased regular quarterly assessments as well as a mid-year special assessment. However, we were able to increase total non-interest income for the year ended December 31, 2009, as compared to the same period in 2008, primarily due to gains on sale of loans in the secondary market.
On January 12, 2010, the Board of Directors approved an extension of Croghan’s stock repurchase program for an additional six months commencing on February 1, 2010. Up to 5% of Croghan’s outstanding common shares periodically may be purchased in the over-the-counter market during the six-month period depending upon the availability of shares, prevailing market prices, and other possible considerations which might affect the advisability of purchasing shares. Since the February 2002 inception of the stock buy-back program, Croghan has repurchased 208,294 common shares.
Also a part of Croghan’s evolution is my upcoming retirement in 2010. Knowing and working with the Board of Directors, senior management, and our talented staff here at Croghan, I have every confidence in the ability to transition smoothly and continue to view Croghan as a pillar of strength in the financial community.

Newsletter Financial Information

	Year Ended	Year Ended
	12/31/09	12/31/08
Financial Information (unaudited)

Interest income	$23,926,000	$25,892,000
Interest expense	6,275,000	8,160,000

Net interest income	17,651,000	17,732,000

Provision for loan losses	3,000,000	1,550,000

Net interest income after provision for loan losses	14,651,000	16,182,000
Non-interest income	3,588,000	3,414,000
Non-interest expenses	14,181,000	13,526,000

Income before federal income taxes	4,058,000	6,070,000

Federal income taxes	952,000	1,718,000

Net income	$3,106,000	$4,352,000

Average common shares outstanding	1,719,509	1,732,611

Per Share Data

Net income	$1.81	$2.51
Cash dividends	$1.28	$1.28
Book value	$32.75	$31.86
Closing price	$22.90	$25.00

Financial Ratios

Return on average assets	0.66%	0.96%
Return on average equity	5.56%	8.09%
Net interest margin	4.14%	4.26%
Loans to deposits	87.53%	101.26%
Allowance for loan losses to total loans	1.37%	0.94%

Period End Balances	As of	As of
	12/31/2009	12/31/2008

Total assets	$481,988,000	$460,476,000
Loans	$324,484,000	$349,433,000
Deposits	$370,719,000	$345,077,000
Stockholders’ equity	$56,127,000	$54,819,000

Common shares outstanding	1,713,877	1,720,858